ASSET PURCHASE AGREEMENT

by and among

FLIPOUTZ, LLC,

as Seller

and

WILD CRAZE, INC.,

as Parent

and

WILD CREATIONS, INC.

as Buyer

and

EMILY JOHNSON, ROBIN JOHNSON,

RHETT POWER AND PETER GASCA,

as Unitholders

November 7, 2012

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Exhibits/Schedules

Exhibit A	Client Lists
Exhibit B	Vendor Lists
Exhibit C	Purchase Price Share Issuance
Exhibit D	Milestone Shares Issuance
Exhibit E	Form of Bill of Sale
Exhibit F	Form of Lockup Agreements

Disclosure Schedule	Schedule with respect to Representations and Warranties

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of November 7, 2012, by and among FLIPOUTZ, LLC, a Delaware limited liability company, (“Seller”), WILD CRAZE, INC., a Nevada corporation (“Parent”),WILD CREATIONS, INC., a Nevada corporation and wholly-owned subsidiary of Parent (“Buyer”), and EMILY JOHNSON, ROBIN JOHNSON, RHETT POWER AND PETER GASCA, as unitholders (each individually, a “Unitholder” and collectively, the “Unitholders”), who own the issued and outstanding membership units of Seller. Buyer, Seller, Parent and Unitholders are sometimes each referred to separately as a “Party” and collectively herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller is engaged solely in the business of designing, manufacturing and distributing interactive fashion accessories consisting of an arm band and tradeable coins(the “Business”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase and assume from Seller, certain assets and liabilities with respect to the Business on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings assigned to them in this Article 1:

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Acquired Assets” means all the following assets of the Business:

(a) the Client Lists, which are set forth on Exhibit A attached hereto, along with all rights, benefits and privileges arising thereunder or with respect thereto;

(b) the Vendor Lists, which are set forth on Exhibit B attached hereto, along with all rights, benefits and privileges arising thereunder or with respect thereto;

(c) the Assumed Contracts, which are set forth on Section 3.10 of the Disclosure Schedule, along with all rights, benefits and privileges arising thereunder or with respect thereto;

(d) all books, records, files, correspondence and other documents relating to the Business, Client Lists, Vendor Lists, Inventory, Assumed Contracts, Leases and Intellectual Property;

(e) the Leases which are set forth in Section 3.20 of the Disclosure Schedule;

(f) the tangible personal property (such as equipment and furniture) which are set forth in Section 3.21 of the Disclosure Schedule;

(g) the Intellectual Property of the Business including, without limitation, the Intellectual Property which is set forth in Section 3.22 of the Disclosure Schedule;

(h) all Permits relating to the Business which are set forth in Section 3.16 of the Disclosure Schedule; and

(i) all goodwill of Seller and all other assets related to or used in connection with the Business;

(j) all Accounts Receivable relating to the Business which are set forth in Section 3.24 of the Disclosure Schedule; and

(k) all Inventory relating to or used in connection with the Business which is set forth in Section 3.18 of the Disclosure Schedule.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other equity interests, by contract or otherwise).

“Agreement” has the meaning set forth in the preface above.

“Applicable Law” means any constitutional provision, statute or ordinance, whether foreign, federal, state or local, applicable in the United States or any other nation, including any other law, rule, regulation, judgment, injunction, order, executive order, ruling, assessment, writ, decree or interpretation thereof of any Governmental Entity, or any common law.

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“Assumed Contracts” means the agreements, leases, contracts, purchase agreements, purchase orders and licenses of the Business (whether written or oral) set forth in Section 3.10 of the Disclosure Schedule.

“Assumed Liabilities” means only those liabilities, other than the Excluded Liabilities, reflected on the balance sheet included in the Most Recent Fiscal Month End Financial Statements or incurred since the date thereof in the Ordinary Course of Business.

“Business“has the meaning set forth in the first recital above.

“Business Day” means any day other than a day that is a Saturday, Sunday or legal holiday in New York, New York.

“Buyer” has the meaning set forth in the preface above.

“Client Lists” means all lists. spreadsheets, worksheets and tables of any type or form identifying each and every client of Seller since inception of the Business (including those engagements where no writing may exist) which are listed on Exhibit A attached hereto.

“Closing” has the meaning set forth in Section 2.06 below.

“Closing Date” has the meaning set forth in Section 2.06 below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitor” has the meaning set forth in Section 6.05 below.

“Disclosure Schedule” has the meaning set forth in Article 3 below.

“Employees” means the employees of the Business.

“Environmental Law” means a legal rule pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, including, without limitation, the following laws as the same have been amended from time to time: (i) Clean Air Act (42 U.S.C. § 7401, et seq.); (ii) Clean Water Act (33 U.S.C. § 1251, et seq.); (iii) Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.); (iv) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C. § 300f, et seq.); (vi) Toxic Substances Control Act (15 U.S.C. § 2601, et seq.); (vii) Rivers and Harbors Act (33 U.S.C. § 401, et seq.); (viii) Occupational Safety and Health Act (29 U.S.C. § 651, et seq.); together with all other legal rules regulating emissions, discharges, releases or threatened releases of any hazardous substance into ambient air, land, surface water, groundwater, personal property or structures, or otherwise regulating the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of any hazardous substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“Excluded Assets” means all other assets, properties, rights and claims (other than the Acquired Assets) of Seller of any nature whatsoever and wherever situated.

“Excluded Liabilities” means all liabilities other than the Assumed Liabilities, including, without limitation:

(a) the liabilities set forth in Section 2.02 of the Disclosure Schedule;

(b) any liabilities or obligations that should have been paid prior to the Closing Date relating to any employee, any Plan, any employee benefits or commissions, salaries, wages or other compensation arrangements existing on or prior to the Closing Date with respect to Seller or the Business;

(c) any other liability or obligation, to the extent related to an Excluded Asset;

(d) any payment obligation of Seller to vendors or other service providers for goods and/or services;

(e) any Taxes of Seller and any other Taxes accruing on or prior to the Closing Date;

(f) any liabilities relating to any current pending or threatened litigation, arbitration or any other Proceeding against Seller or any future litigation, arbitration or Proceeding relating to the Acquired Assets to the extent related to events occurring prior to the Closing Date;

(g) any liabilities arising out of any violation of Environmental Law;

(h) any liabilities not related to the Acquired Assets;

(i) any liabilities for legal fees and expenses of Seller related to the transactions contemplated hereby; and

(j) any other liabilities or obligations of Seller or the Business accruing on or prior to the Closing Date.

“Financial Statements” has the meaning set forth in Section 3.06 below.

“Flipoutz Patent Application” shall mean that certain patent application, serial no. 12/245,468, filed with the USPTO (defined herein) in October 2008.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” shall mean any government (including any United States of foreign federal, state, provincial, cantonal, municipal or county government), any political subdivision thereof and any governmental, administrative, ministerial, regulatory, central bank, self-regulatory, quasi-governmental, taxing, executive, or legislative department, commission, body, agency, authority or instrumentality of any thereof.

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“Indemnified Party” has the meaning set forth in Section 8.03 below.

“Indemnifying Party” has the meaning set forth in Section 8.03 below.

“Intellectual Property” means: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereon, and patents, patent applications and patent disclosures, together with reissues, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, including, without limitation the Flipoutz Patent Application; (b) trademarks, service marks, trade dress, logos, trade names, URLs, domain names and corporate names, together with translations, adaptations, derivations, and combinations thereof, and including but not limited to goodwill associated therewith, applications, registrations and renewals in connections therewith including, without limitation, the names “Flipoutz LLC,” “FLIPOUTZ” and any names similar thereto, and the rights to use the Internet domain name “http://www.flipoutz.com” and all iterations and permutations thereof, together with all logos, slogans, trademarks, and service marks relating thereto used by Seller in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connections therewith, mask works and applications, registrations and renewals in connections therewith, including, without limitation, copyrights in source code, artwork and screen lays for www.flipoutz.com; (d) trade secrets and confidential business information (including but not limited to research and development, know-how, formulas, compositions, manufacturing and reproductions processes and techniques, methods, schematics, technology, flowcharts, block diagrams, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (e) computer software (including but not limited to data related documentation); (f) copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (g) licenses, sublicenses, permissions or contacts in connection with any of the foregoing.

“Intellectual Property Rights” means the rights or interest of any Person in or to any Intellectual Property.

“Inventory” shall mean any and all of the finished inventory, raw goods and works-in-progress related to or used in connection with the Business.

“Judicial Authority” shall mean any court, arbitrator, special master, receiver, tribunal or similar body of any kind.

“Knowledge” means actual knowledge of a Person after due inquiry.

“Lease” shall mean any lease or sublease pursuant to which Seller leases or subleases from another party any real or personal property.

“Material Adverse Effect” means (i) with respect to Seller, a material adverse effect on (A) the Acquired Assets, (B) the results of operations, financial condition or prospects of the Business, (C) the ability of Seller to perform its obligations under this Agreement, or (D) the validity or enforceability of this Agreement, and (ii) with respect to Buyer, a material adverse effect on (A) the ability of Buyer to perform its obligations under this Agreement, or (B) the validity or enforceability of this Agreement.

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“Milestone Shares” has the meaning set forth in Section 2.03 below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 3.06 below.

“Notice of Claim” has the meaning set forth in Section 8.03.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Parent” has the meaning set forth in the preface above.

“Party” has the meaning set forth in the preface above.

“Permits” shall have the meaning set forth in Section 3.16.”Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Plans” means all employee benefit plans (as defined in Section 3(3) of the ERISA) and all bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, stock option, restricted stock, phantom stock, or other equity incentive plans, programs or arrangements, and all termination, severance or other contracts or agreements, whether formal or informal, whether or not set forth in writing, whether covering one person or more than one person, and whether or not subject to any of the provisions of ERISA, that are maintained, contributed to or sponsored by Seller for the benefit of any employee or which otherwise cover any employee.

“Proceeding” shall mean any action, suit, counter-claim, arbitration, mediation, litigation, inquiry, hearing, investigation or other proceeding of any kind involving any Governmental Entity, any Judicial Authority or any other Person.

“Purchase Price” has the meaning set forth in Section 2.03 below.

“Required Consent” means, with respect to the Acquired Assets listed in Section 7.01 of the Disclosure Schedule, the consent, approval, permission, amendment or waiver by a party or parties thereto that is required in order to effect the transfer to, and assumption by, Buyer of such Acquired Assets.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, material men’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

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“Seller” has the meaning set forth in the preface above.

“Seller Representatives” has the meaning set forth in Section 5.02.

“Taxes” means (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any Governmental Entity on such entity, and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) of another entity, a member of an affiliated or combined group, a contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, exhibit or attachment thereto.

“Third Party Claim” has the meaning set forth in Section 8.03 below.

“Unitholder(s)” has the meaning set forth in the preface above.

“USPTO” shall mean the United States Patent and Trademark Office.

“Vendor Lists” means all lists. spreadsheets, worksheets and tables of any type or form identifying each and every vendor, supplier and consultant of Seller since inception of the Business (including those engagements where no writing may exist) which are listed on Exhibit B attached hereto.

ARTICLE 2

BASIC TRANSACTION

Section 2.01 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing in consideration of the assumption by Buyer of the Assumed Liabilities and the payment by Buyer of the Purchase Price as specified below in Sections 2.02 and 2.03.

Section 2.02 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing.

Section 2.03 Purchase Price. At Closing, Parent, on behalf of Buyer, shall issue to the Seller one million (1,000,000) shares of common stock, par value $0.001, of the Parent, in accordance with Exhibit C attached hereto (the “Purchase Price”). In addition, upon the approval of the Flipoutz Patent Application by the USPTO, Parent, on behalf of Buyer, shall issue to the Seller an additional one million (1,000,000) shares of common stock, par value $0.001, in accordance with Exhibit D attached hereto (the “Milestone Shares”).

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Section 2.04 Excluded Assets. Notwithstanding anything herein to the contrary, the Acquired Assets shall not include and Buyer shall not acquire any right, title or interest in and to the Excluded Assets.

Section 2.05 Excluded Liabilities. Notwithstanding anything herein to the contrary, Buyer shall not assume or have responsibility for any of the Excluded Liabilities.

Section 2.06 Closing. The Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place three Business Days following the satisfaction or waiver of the conditions set forth in Article 7or at such other date and time that the Parties may mutually agree, at the offices of Lucosky Brookman LLP, located at 33 Wood Avenue South, Iselin, New Jersey 08830. The date on which the Closing occurs is referred to herein as the (“Closing Date”) and the Closing shall be deemed effective as of 12:00 p.m. New York time on the Closing Date.

Section 2.07 Deliveries at the Closing. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7.01 below; (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 7.02 below; (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer (A) a bill of sale in the form attached hereto as Exhibit E, and (B) such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel reasonably may request; (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Seller such instruments of assumption as Seller and its counsel reasonably may request;(v) the Parties shall make payments and deliveries in accordance with Section 2.03 herein.

Section 2.08 Allocation. The Parties agree to, prior to Closing, allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with Section 2.03 herein, and the Parties shall make all necessary filings (including those under Section 1060 of the Code) in accordance with such allocation.

Section 2.09 Transfer and Maintenance of Books and Records.

(a) Upon request from Buyer to Seller, Buyer shall be granted access to the books and records of Seller within twenty four (24) hours solely for audit purposes. Seller shall transfer to Buyer at Closing all of the Acquired Assets, including without limitation (i) the Assumed Contracts, (ii) the Client Lists, (iii) the Leases,(iv) the Intellectual Property,(v) the Permits, (vi) the Accounts Receivable, (vii) all tangible personal property, (viii) the Vendor Lists, (ix) the Inventory, and (x) all other books and records. Seller shall use its best efforts to deliver to Buyer, in such locations as designated by Buyer, actual possession of all books and records, including the Client Lists, the Vendor Lists, the Leases and the Assumed Contracts, as soon as possible after Closing, but in no event later than ten (10) Business Days after the Closing Date, and Seller shall be responsible for all books and records until delivery thereof to Buyer. Any Acquired Assets, including any Client Lists, Vendor Lists or Assumed Contracts, held by Seller after the Closing shall be held by Seller as agent for Buyer pursuant to this Agreement. In addition, Seller shall within five (5) Business Days of receipt forward to Buyer all notices, correspondence and other documents received from customers, lenders, vendors or other similar Persons, which documents relate to the Acquired Assets and are received by Seller after the Closing. Nevertheless, Seller shall retain those documents, agreements and all other books and records relating primarily to any Excluded Asset or Excluded Liability.

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(b) Any books and records relating to the Acquired Assets, the Assumed Liabilities, or the Business held by either Seller or Buyer after Closing shall be maintained in accordance with (and for the period provided in) that party’s record keeping policies and procedures. Throughout that period, the party holding any such books and records shall comply with the reasonable request of the other party to provide copies of specified documents. The requesting party shall give reasonable notice of any such request. Without limiting the foregoing, neither party will destroy any books or records relating to the Acquired Assets, the Assumed Liabilities, or the Business before the fifth (5th) anniversary of the Closing without first providing sixty (60) days written notice to the other party. Subject to any obligation to keep the records confidential, the party receiving the notice shall be permitted to inspect any such records and to take possession of them, provided that it shall reimburse the party providing the notice for any reasonable, out-of pocket expense incurred in that regard. Notwithstanding anything to the contrary contained herein, the obligations set forth in this Section shall survive the Closing.

Section 2.10 Power of Attorney. Effective upon the Closing Date and thereafter until the first anniversary of the Closing Date, Seller hereby irrevocably names, constitutes and appoints Buyer and its representatives, its duly authorized attorney and agent with full power and authority to endorse in Seller’s name, any checks relating to the Acquired Assets, to effect the transfer of the Acquired Assets and Assumed Liabilities to Buyer, to obtain any consents and to take such actions as are reasonably necessary to effect the transactions contemplated by the this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND UNITHOLDERS

Seller and each Unitholder represent and warrant, jointly and severally, to Buyer that the statements contained in this Article 3 are correct and complete as of the date hereof and as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement or any amendments (or deemed amendments thereto) (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Article 3.

Section 3.01 Organization of Seller and Unitholders. Seller and each Unitholder, if an entity, is a limited liability company, corporation or other business entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of organization and is duly qualified to conduct business and is in good standing in each jurisdiction in which the nature of Seller’s and Unitholders business or the ownership or leasing of each of their properties requires such qualifications. Section 3.01 of the Disclosure Schedule sets forth each jurisdiction in which Seller does business and each jurisdiction in which Seller is authorized to do business. Seller has all requisite corporate power and authority to carry on the businesses in which it is engaged, to carry on the Business proposed to be conducted by the Buyer and to own and use the properties owned and used by it. Seller has delivered to Buyer correct and complete copies of Seller’s organizational documents and operating agreement (as amended to date). The minute books (containing the records of meetings of the Unitholders, the board of directors, and any committees of the board of directors), the unit certificate books, and the unit record books for Seller(copies of which have been delivered to Buyer) are correct and complete. Seller is not in default under or in violation of any provision of its organizational documents or operating agreement.

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Section 3.02 Authorization of Transaction; Enforceability. Seller and each Unitholder has the power and authority necessary to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate, unitholder, member or other action by Seller and each Unitholder. This Agreement has been duly executed and delivered by Seller and the Unitholders. This Agreement constitutes the valid and legally binding obligations of Seller and the Unitholders, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

Section 3.03 Noncontravention. Neither the execution and the delivery of this Agreement (including the documents referred to in Section 2.07 above), nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity, or court to which Seller or any Unitholder is subject or any provision of the operating agreement or other organizational documents of Seller or any Unitholder, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Seller or any Unitholderis a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Security Interest upon any of the Acquired Assets). Section 3.03 of the Disclosure Schedule sets forth each notice, filing, authorization, consent, or approval of any Person or any Governmental Entity needed in order for Seller and the Unitholders to enter into or perform their obligations under this Agreement.

Section 3.04 Brokers’ Fees. Neither Seller nor any Unitholder has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

Section 3.05 Client Lists. Exhibit A attached hereto contains a complete and correct list of each client, as amended, including the date of such Client List and each amendment thereto. The Client List:

(a) is a true, accurate, and complete listing of all clients of the Seller, including former clients, since inception of the Business; and

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(b) there are no material disputes or threatened disputes with any Person listed on the Client List.

Section 3.06 Financial Statements. Attached hereto at Section 3.06 of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (i) unaudited balance sheets, income statements and statements of cash flows as of and for the fiscal year ended December 31, 2011 for Seller; and (ii) unaudited balance sheets, income statements and statements of cash flows as of and for the month ended September 30, 2012 (the “Most Recent Fiscal Month End”) for Seller. The Financial Statements were prepared in accordance with GAAP, are true and correct in all material respects as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Seller, which books and records are complete, accurate and auditable.

Section 3.07 Events Subsequent to Letter of Intent. Since the Seller and Buyer entered into that certain letter of intent dated September 19, 2011 (the “Letter of Intent”), (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Material Adverse Effect. Without limiting the generality of the foregoing, since that date there has not been any:

(a) declaration, setting aside or payment of any dividend or other distribution (whether in cash or property or any combination thereof) in respect of its membership units;

(b) creation, incurrence or assumption of any indebtedness (including obligations in respect of capital leases); assumption, guaranty, endorsement or other creation of liability or responsibility (whether directly, contingently or otherwise) for the obligations of any other person or entity; or made any loans, advances or capital contributions to, or investments in, any other person or entity;

(c) commitment to make any capital expenditure in excess of $10,000;

(d) damage, destruction or loss, whether or not covered by insurance;

(e) waiver by Seller of a right or of debt owed to it;

(f) satisfaction or discharge of any encumbrance or payment of any obligation by Seller not in the ordinary course of business consistent with past practice and in an aggregate amount exceeding $10,000;

(g) labor dispute, other than routine individual grievances, or any activity or proceeding to organize any employees of the Business, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(h) change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or payment of or agreement (written or oral) to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any, director, officer, employee, consultant or agent, or new employment, compensation or deferred compensation agreement (or any amendment of any such existing agreement);

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(i) initiation, receipt or settlement of any Proceeding or action affecting Seller or otherwise material to the Business;

(j) act to (i) accelerate the billing of any customers of Seller or the collection of any Accounts Receivable of Seller, (ii) delay the payment of any accounts payable or accrued expenses of Seller or (iii) defer any expenses of Seller; or

(k) any agreement, whether oral or written, fixed or contingent, by Seller to do any of the foregoing.

Section 3.08 Legal Compliance. The Business is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all Governmental Entities, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

Section 3.09 Tax Matters. Seller has filed all Tax Returns that it was required to file with respect to itself and the Business, and has paid all Taxes owing, except (i) where the failure to file Tax Returns or to pay Taxes could not reasonably be expected to have a Material Adverse Effect, or (ii) where the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which Seller has established adequate reserves in accordance with GAAP.

Section 3.10 Assumed Contracts. Seller has delivered complete and accurate copies of each Assumed Contract to the Buyer. Seller does not have any contract that contains terms or conditions providing for such contract to be assigned upon the purchase of substantially all of the Seller’s assets or any other event that may be triggered by the execution or closing of this Agreement. With respect to each Assumed Contract:

(a) each Assumed Contract is the legal, valid, binding and enforceable obligation of Seller, and is in full force and effect with respect to Seller.

(b) each Assumed Contract will continue to be legal, valid, binding, enforceable by Buyer, and in full force and effect immediately following the Closing in accordance with the terms that are in effect immediately prior to the Closing;

(c) Seller is in material compliance with the terms and conditions of each Assumed Contract;

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(d) there are no material disputes or threatened disputes with any Person under any Assumed Contract;

(e) no party is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default, or permit termination, modification, or acceleration, under such Assumed Contract;

(f) no Person has provided Seller with notice that it intends to terminate any Assumed Contract;

(g) to the extent insurance is required under the terms of such Assumed Contract, Seller is in compliance with such requirements; and

(h) there has not been any assignment by Seller or, to the Knowledge of Seller, any other Person of such Assumed Contract and there does not exist any Security Interest with respect to such Assumed Contract.

Section 3.11 Litigation. (a) Seller or the Business is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) a party to or threatened to be made a party to any Proceeding.

(b) the Unitholders are not subject to any Proceeding relating to the Business that could reasonably have a Material Adverse Effect on the Business or is reasonably likely to affect the legality, validity or enforceability of this Agreement or any of the transactions contemplated hereby.

Section 3.12 Insurance. Section 3.12 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, comprehensive general liability, business interruption, product liability, automobile and workers’ compensation coverage and bond and surety arrangements) to which Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 3 years:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Seller, nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Seller has been covered during the past 3 years by insurance in scope and amount customary and reasonable for the Business during the aforementioned period.

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Section 3.13 Subsidiaries. Seller has no Subsidiaries. Seller does not own, directly or indirectly, any capital stock, membership units or other equity securities of any company or have any direct or indirect equity or ownership interest, including interests in partnerships and joint ventures, in any business or Person.

Section 3.14 Undisclosed Liabilities. Except as reflected in the Most Recent Fiscal Month End balance sheet or incurred since the date thereof in the Ordinary Course of Business, Seller has no material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) and, to the Knowledge of Seller, there is no basis for any present or future Proceeding against the Seller giving rise to any liability.

Section 3.15 Warranties. Except to provide support services in the Ordinary Course of Business the services delivered by Seller are not subject to any guaranty or, warranty; and there is no right of return, right of credit or other indemnity, except with respect to infringement of third-party intellectual property rights, breach by the Seller of its obligations under a contract or as otherwise set forth herein. Seller does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

Section 3.16 Permits. Section 3.16 of the Disclosure Schedule accurately and completely describes each license, franchise, permit, certificate, approval or other similar authorization required in connection with the conduct of, or otherwise affecting or relating in any way to, the Business or any of the Acquired Assets (the “Permits”) together with the name of the Person issuing such Permit. Except as otherwise set forth in Section 3.16 of the Disclosure Schedule, (i) the Permits are valid and in full force and effect; (ii) Seller is not in default, and no condition exists that with notice or lapse of time could constitute a default, under the Permits; (iii) no Proceedings are pending or threatened to revoke or amend any Permit; (iv) the Permits are freely assignable; and (v) none of the Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.

Section 3.17 Books and Records. The minute books and other similar records of Seller contain complete and accurate records of all actions taken at any meetings of Seller’s unitholders, board of directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of Seller, as previously made available to Buyer, accurately reflect the assets, liabilities, business, financial condition and results of operations of Seller and have been maintained in accordance with good business and bookkeeping practices.

Section 3.18 Inventory. Section 3.18 of the Disclosure Schedule accurately and completely describes all of Seller’s inventory as of the Closing Date (“Inventory”).

Section 3.19 Real Property. Seller owns no real property and has never owned any real property.

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Section 3.20 Real and Personal Property Leases. Section 3.20 of the Disclosure Schedule lists all Leases, as amended, including the date of such Lease and each amendment thereto, the term of each such Lease, any extension and expansion options thereof, and the amounts payable thereunder. Seller has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a) Except as set forth in Section 3.20 of the Disclosure Schedule, such Lease is legal, valid, binding, enforceable by Buyer and in full force and effect;

(b) except as otherwise set forth in Section 3.20 of the Disclosure Schedule, such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) except as otherwise set forth in Section 3.20 of the Disclosure Schedule, Seller is in compliance in all material respects with the terms and conditions of each such Lease.

(d) except as otherwise set forth in Section 3.20 of the Disclosure Schedule, neither Seller, nor any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of Seller is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Seller or, to the Knowledge of Seller, any other party under such Lease;

(e) except as otherwise set forth in Section 3.20 of the Disclosure Schedule, there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(f) no Person has provided Seller with notice that it intends to terminate any Lease;

(g) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or sublease hold;

(h) all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

(i) Seller is not aware of any Security Interest, easement, covenant or other restriction applicable to the property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by Seller of the property subject thereto.

Section 3.21 Title to Tangible Personal Property. Section 3.21 of the Disclosure Schedule lists the material tangible personal property of the Business which is used regularly in the Business. Except as set forth in Section 3.21 of the Disclosure Schedule, Seller has good title to, or a valid leasehold interest in, such tangible assets free of any Security Interests. All personal tangible property of the Business is freely assignable by Seller to Buyer.

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Section 3.22 Intellectual Property.

(a) Section 3.22 of the Disclosure Schedule contains a complete and accurate list of all of the material Intellectual Property owned, used or held for use by the Seller in the conduct of its Business and there is no other Intellectual Property owned, used or held for use by the Seller material to the conduct of its Business. Such Intellectual Property is the only Intellectual Property necessary to operate the Business materially as it is currently operated.

(b) Neither Seller nor the license or other use of any Intellectual Property not owned by Seller included in the Acquired Assets has to Seller’s knowledge violated or infringed, and currently does not violate or infringe, upon the Intellectual Property of any Person. Seller has not been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim of infringement of any other Person’s Intellectual Property, which Proceedings are still active, and Seller has no outstanding Proceedings for (or any knowledge of) any continuing infringement of Intellectual Property by any other Person.

(c) Seller (i) is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Security Interests), any and all Intellectual Property owned by it included in the Acquired Assets, (ii) has rights to the use of all such Intellectual Property used by it pursuant to license, sublicense, agreement, or permissions and, except as set forth in Section 3.22 of the Disclosure Schedule, is not contractually obligated to pay any compensation or grant any rights to any third party in respect thereof and (iii) has the right to require the application of any such Intellectual Property owned by Seller that constitutes an application for registration, including but not limited to all patent applications, trademark application service mark applications, copyright applications and mask work applications, and to transfer ownership to Buyer of the application and of the registration once it issues.

(d) Seller has kept secret and has not disclosed the source code for any Intellectual Property owned by the Seller to any Person other than in the Ordinary Course of Business to persons who are subject to the terms of a binding confidentiality agreement with respect thereto. The Seller has taken all appropriate measure to protect the confidential and proprietary nature of any Intellectual Property owned by the Seller including without limitation the use of confidentiality agreements with all of its employees or other persons having access to any source and object codes.

(e) Any and all Intellectual Property owned by Seller included in the Acquired Assets that are registrations, including but not limited to all registered patents, trademarks, service marks, copyrights and masks works, are valid and subsisting and in full force and effect.

(f) Seller has not granted any licenses to or other rights in any Intellectual Property included in the Acquired Assets to any Person; to Seller’s knowledge, no Person is currently using such Intellectual Property except in connection with the Business.

(g) The execution, delivery and performance by Seller and the Unitholders of this Agreement and the consummation of the transactions contemplated hereby and thereby shall not alter or impair or result in the loss of any rights or interests of Seller in any Intellectual Property included in the Acquired Assets owned by Seller or as to which Seller obtains any consent to the transactions contemplated hereby and all such Intellectual Property shall be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing.

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(h) None of the Intellectual Property owned by Seller included in the Acquired Assets, if any, is subject to any outstanding order or agreement restricting in any manner the use of licensing thereof by Seller.

(i) all of the Intellectual Property used in the Business is freely assignable to Buyer.

Section 3.23 Environmental Matters. The present and former activities of Seller comply with all applicable Environmental Laws and Seller is not in violation and has never been in violation of any Environmental Laws.

Section 3.24 Accounts Receivable. All Accounts Receivable of Seller existing on the business day immediately preceding the Closing Date are reflected on Section 3.24 of the Disclosure Schedule (other than those paid since the date hereof), are valid receivables subject to no set offs or counterclaims and are current and collectible, net of the applicable reserve for bad debts as of Most Recent Fiscal Month End. A complete and accurate list of the Accounts Receivable reflected as of Most Recent Fiscal Month End, showing the aging thereof, is included in Section 3.24 of the Disclosure Schedule. All Accounts Receivable of Seller that have arisen since the Most Recent Fiscal Month End arose from bona fide third party sales in the ordinary course of business consistent with past practice, are valid receivables subject to no set offs or counterclaims, are current and collectible, and is scheduled to be collected within 90 days after the date on which it first became due and payable in accordance with their terms at their recorded amounts, except as set forth in Section 3.24 of the Disclosure Schedule. Seller has not received any written notice from an account debtor stating that any Account Receivable is subject to any contest, claim or set-off by such account debtor except as set forth in Section 3.24 of the Disclosure Schedule.

Section 3.25 Vendor Lists. Exhibit B attached hereto contains a complete and correct list of all vendors (the “Vendor List”), as amended, including the date of such Vendor List and each amendment thereto. The Vendor List:

(a) is a true, accurate, and complete listing of all vendors, suppliers and consultants of the Seller since inception of the Business; and

(b) there are no material disputes or threatened disputes with any Person listed on the Vendor List.

Section 3.26 Disclosure. No (i) representation or warranty by Seller or the Unitholders contained in this Agreement or any certificate, or (ii) any statement contained in the Disclosure Schedule delivered to Buyer by or on behalf of Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER and parent.

Buyer and Parent represent and warrant to Seller and the Unitholders that the statements contained in this Article 4 are correct and complete as of the Closing Date.

Section 4.01 Organization of Buyer and Parent. Buyer is a Nevada corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Parent is a Nevada corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

Section 4.02 Authorization of Transaction. Buyer and Parent have full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement has been duly authorized by all necessary action by Buyer and Parent. This Agreement has been duly executed and delivered by Buyer and Parent. This Agreement constitutes the valid and legally binding obligation of Buyer and Parent, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

Section 4.03 Noncontravention. Neither the execution and the delivery of this Agreement (including the documents referred to in Section 2.07 above), nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer or Parent is subject or any provision of the organizational documents of Buyer or Parent or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Buyer or Parent is a party or by which it is bound or to which any of its assets is subject. Neither Buyer nor Parent needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to enter into or perform its obligations under this Agreement.

Section 4.04 Brokers’ Fees. Buyer and Parent have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

Section 4.05 No Other Representations and Warranties. Except as set forth in this Agreement, Buyer makes no other representation or warranty, express or implied, with respect to any of the transactions contemplated by this Agreement, with respect to Buyer, or with respect to any other matter whatsoever.

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ARTICLE 5

PRE-CLOSING COVENANTS

Section 5.01 Conduct of the Business. Except as expressly agreed to in writing by Buyer, during the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the termination of this Agreement pursuant to Section 10.04, Seller shall operate the Business in the Ordinary Course of Business and use its commercially reasonable efforts to preserve intact with respect to the Business, its current business organizations, keep available the services of its current officers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with it, maintain its relationships with its customers and preserve goodwill. Without limiting the generality of the foregoing, Seller shall not, without the prior written consent of Buyer, which shall not be unreasonably withheld:

(a) except in the Ordinary Course of Business, sell, lease, license or otherwise dispose of any assets, securities or property of the Business;

(b) except in the Ordinary Course of Business, make any capital expenditures over $2,500;

(c) make payments towards any of the Excluded Liabilities;

(d) accelerate any payment terms or grant any early payment discounts to customers;

(e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Business;

(f) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) relating to the Business;

(g) transfer or grant any Security Interest on any Acquired Asset;

(h) make any change with respect to management of inventory for the Business;

(i) (i) take any action that would make any representation and warranty of Seller hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take any action necessary to prevent any such representation or warranty from being materially inaccurate in any respect at any such time;

(j) cancel, modify or waive any of the Assumed Contracts or Leases or any of the terms thereof;

(k) except as otherwise provided by GAAP, to refrain from making or causing to be made any change in the accounting methods, principles or practices of Seller with respect to the Business;

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(l) enter into any agreement or transaction with respect to the Business, other than in the Ordinary Course of Business consistent with Seller’s past practices or pursuant to presently existing plans or agreements disclosed herein or in a schedule hereto;

(m) cancel any debt or waive or compromise any claim or right with respect to the Acquired Assets;

(n) maintain and keep in full force and effect all insurance policies, as well as all other insurance currently maintained by Seller, with respect to the Business or comparable replacement policies;

(o) incur any indebtedness, guaranties of indebtedness or any other contingent obligations;

(p) issue any equity, options, warrants or other rights to acquire equity interests in the Seller; or

(q) authorize, or commit or agree to take, any of the foregoing actions.

Section 5.02 Access to Information. From the date of this Agreement until the earlier to occur of Closing Date or the termination of this Agreement pursuant to Section 10.04, Seller agrees to give and to cause the Business and each of its officers, directors, employees, counsel, advisors and representatives (collectively, the “Seller Representatives”) to give Buyer and its officers, employees, counsel, advisors and representatives (collectively, the “Buyer Representatives”) reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Business and shall cause the Seller Representatives to furnish Buyer and the Buyer Representatives with such financial and operating data and such other information with respect to the Business as Buyer may from time to time reasonably request.

Section 5.03 Notification. Between the date of this Agreement and the earlier to occur of Closing Date or the termination of this Agreement pursuant to Section 10.04, Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties made as of the date of this Agreement, (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition, (c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (d) any notice or other communication from any Governmental Entity in connection with the transaction contemplated by this Agreement, (e) any Proceeding commenced or, to its knowledge threatened, relating to or involving or otherwise affecting Seller, the Business or any of the Acquired Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that otherwise relate to the consummation of the transactions contemplated hereby, (f) any Material Adverse Effect on Seller, the Business or the Acquired Assets, (g) receipt of any notice of any dispute or threatened dispute among any of Seller, vendor, lender, participant, licensor, lessee and customer under any Assumed Contract, Client Agreement or Lease, and (h) receipt of any notice of any change of control or other material change in the organizational structure with respect to any customer or vendor under any Assumed Contract, Client Agreement or Lease. During the same period, Seller also shall promptly notify Buyer of the occurrence of any breach of any covenant in this Article 5 of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

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Section 5.04 No Negotiation. Until the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 10.04, Seller shall not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or any Person (other than Buyer or Buyer Representatives) involving any business combination transaction involving Seller, the merger or consolidation of Seller or the sale of the Business or any of the Acquired Assets. Seller shall notify Buyer or any such inquiry or proposal within twenty-four (24) hours of receipt of awareness of the same by Seller.

Section 5.05 Best Efforts. Each Party shall use its best efforts to cause the conditions of the other Parties’ obligation to consummate the Closing under Article 7 to be satisfied.

Section 5.06 Transition. Immediately after the date hereof, Buyer, Seller and the Unitholders will develop a joint client communication program, under which (among other things) the Seller and Unitholders will make introductions to customers of the Business and assist in responding to any questions raised, and will encourage customers of the Business to move and maintain their business to Buyer and to consent as necessary to the transfer to Buyer of the Assumed Contracts, Vendor Lists and Client Lists, as applicable. Neither Seller nor any Unitholder will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing. Each of Seller and the Unitholders will refer all customer inquiries relating to the Business to Buyer after the Closing.

Section 5.07 Required Consents. Until the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 10.04, Seller shall use its reasonable best efforts to obtain all Required Consents in connection with the transactions contemplated by this Agreement. Seller shall bear the reasonable out-of-pocket costs, expenses incurred or fees paid by Buyer or its Affiliates to third parties or Governmental Entities in order to obtain such Required Consents.

ARTICLE 6

POST-CLOSING COVENANTS

Section 6.01 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Article 8 below).

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Section 6.02 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Proceeding in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Article 8 below).

Section 6.03 Proprietary Information. From and after the Closing, neither Seller nor any of the Unitholders shall, either directly or indirectly (including through an Affiliate), disclose to any third party or make use of (except as required by law or to pursue their rights, under this Agreement), any information or documents of a confidential nature concerning Seller, the Unitholders, the Business, the Acquired Assets or the Buyer or its business, except to the extent that such information or documents shall have become public knowledge other than through improper disclosure by Seller or any of the Unitholders or any of their Affiliates.

Section 6.04 Solicitation and Hiring. For a period of two years after the Closing Date, neither Seller nor any of the Unitholders shall, either directly or indirectly (including through an Affiliate), (a) solicit or attempt to induce any Employee of Buyer to terminate his employment with Buyer or any Affiliate of Buyer or (b) hire or attempt to hire any Employee of Buyer.

Section 6.05 Non-Competition.

(a) Seller and each Unitholder, severally and jointly, agrees that it shall not, beginning on the Closing Date and ending on the second anniversary of the Closing, either directly or indirectly as principal, a unitholder, investor, partner, consultant or otherwise, (i) design, develop, manufacture, market, sell or license any product or provide any service or engage anywhere in the world in any business that competes directly with the Seller’s product line on the Closing Date (a “Competitor”) or (ii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Buyer and any customer (prospective or otherwise), supplier, lessee or employee of Buyer in the Business. Notwithstanding the foregoing, this Section 6.05 shall not preclude Seller or any Unitholder from owning any investment which does not exceed one percent (1%) of the equity of a publicly traded company.

(b) Each of Seller and the Unitholders agree that the duration and geographic scope of the non-competition provisions set forth in this Section 6.05 are reasonable. Each of Seller and the Unitholders acknowledge that the remedies at law for breach of the provisions of this Section may be inadequate and that Buyer may suffer irreparable harm from such a breach. Therefore, in the event of any breach or threatened breach of the provisions of this Section, Buyer shall be entitled to seek appropriate injunctive relief without the requirement of posting a bond. The foregoing right shall be in addition to any of the remedies Buyer may have at law or in equity. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

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Section 6.06 Apportionment. If Seller, or any of the Unitholders, or any of their Affiliates receive any amounts in payment of obligations owed to Buyer, including, but not limited to, payments owed to Buyer in respect of the Acquired Assets, then the receiving party shall promptly deliver or pay them over to Buyer. If Buyer or any of its Affiliates receives any amounts in payment of obligations owed to Seller or any of the Unitholders or any of their respective Affiliates then Buyer shall promptly deliver or pay them over to Seller.

Section 6.07 Alternate Forms of Asset Transfer.

Buyer shall undertake performance of any obligation contained in the Acquired Assets, in Seller’s stead, and, if any such obligation cannot be assigned without the consent of a third party which shall not have been obtained, Buyer’s undertaking shall constitute a sub-contract of Seller’s obligation or other kind of arrangement between Buyer and Seller, if any, pursuant to which Buyer can undertake such performance (and receive the benefit thereof) without such third party’s consent; or if no such arrangement shall exist, Buyer shall nonetheless perform such obligation, unless the third party shall expressly reject Buyer’s performance, in which case, Buyer shall be released of the undertaking with respect to such obligation, and Seller shall be liable for any damages that the third party shall establish that it suffered and indemnify Buyer and hold Buyer harmless with respect thereto.

Section 6.08 Use of Proceeds. Seller shall apply the proceeds from the transactions contemplated by this Agreement as specified above in Section 2.03.

Section 6.09 Certain Tax Considerations

(a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Acquired Assets (including any real property transfer Tax and any similar Tax) shall be borne and paid by Seller, when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

(b) The Seller shall take all actions required to comply with all bulk sales laws which may be applicable to the transactions contemplated herein, including, without limitation, the timely filing of any required Tax Returns.

(c) For the avoidance of doubt, the Seller shall be responsible for the filing of all Tax Returns and the payment of all Taxes (whether or not shown on such returns) with respect to Seller, the Acquired Assets and the Business for all periods up to and including the Closing Date and all such Taxes shall be Excluded Liabilities.

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Article 7

CONDITIONS TO OBLIGATION TO CLOSE

Section 7.01 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) (i) the representations and warranties set forth in Article 3 above, shall be true and correct in all material respects, and (ii) all agreements and covenants contained in this Agreement shall have been performed or complied with by Seller, in each case, at and as of the Closing Date;

(b) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7.01(a) is satisfied in all respects;

(c) Seller shall have delivered to Buyer the bill of sale required under Section 2.07, together with any other instrument of transfer necessary to convey to Buyer all of the Acquired Assets, which instruments shall be reasonably satisfactory in form and substance to Buyer;

(d) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(e) Buyer shall have received executed lockup agreements from each Unitholder substantially in the form attached hereto as Exhibit F;

(f) Buyer shall have received copies of the resolutions of Seller’s board of directors and the Unitholders, certified by the Secretary or Assistant Secretary of Seller as of the Closing Date, authorizing (i) the consummation of the transactions contemplated by this Agreement, and (ii) the execution and delivery of this Agreement and all other documents contemplated or required hereunder and thereunder;

(g) Buyer shall have received good standing certificates of Seller from the Secretary of State of the State of its jurisdiction of organization and any other jurisdiction in which Seller does business or is authorized to do business.

(h) Seller shall have received all Required Consents set forth in Section 7.01 of the Disclosure Schedule;

(i) Buyer shall have received evidence that all franchise and other taxes and fees have been paid in full to the State of Delaware and any other jurisdiction in which the Seller does business or is authorized to do business, all on terms satisfactory to Buyer;

(j) Buyer shall have received duly executed UCC-3 termination statements and such other release and termination instruments (or copies thereof) as the Buyer shall reasonably request in order to vest all right, title and interest in and to the Acquired Assets free and clear of all Security Interests;

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(k) There shall have been no Material Adverse Effect on Seller, the Business or the Acquired Assets;

(l) The Seller shall have timely filed any and all required Tax Returns necessary to comply with all bulk sales laws which may be applicable to the transactions contemplated herein; and

Buyer may waive any condition specified in this Section 7.01 if it executes a writing so stating at or prior to the Closing.

Section 7.02 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) (i) the representations and warranties set forth in Article 4 above shall be true and correct in all material respects and (ii) all agreements and covenants contained in this Agreement shall have been performed or complied with by Buyer, in each case, at and as of the Closing Date;

(b) Buyer shall have delivered to Seller a certificate to the effect that each of the condition specified above in Section 7.02(a) is satisfied in all respects;

(c) Buyer shall have delivered to Seller the items required under Section 2.07, together with any other instruments necessary to acquire right, title and interest in and to the Acquired Assets and assume the Assumed Liabilities, which instruments shall be reasonably satisfactory in form and substance to Seller;

(d) Buyer shall have procured insurance coverage from a reputable insurance provider equal in both scope of coverage and amount of coverage as Seller had in effect immediately prior to the Closing Date, including without limitation, any insurance relating to the Acquired Assets and the Business, comprehensive general liability, property, casualty, business interruption, automobile and worker’s compensation arrangements, all on terms satisfactory to Buyer;

(e) Buyer shall have satisfied the conditions set forth above in Section 7.01 (k); and

(f) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

Seller may waive any condition specified in this Section 7.02 if it executes a writing so stating at or prior to the Closing.

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ARTICLE 8

REMEDIES FOR BREACHES OF THIS AGREEMENT.

Section 8.01 Survival. All of the representations, warranties and covenants contained in this Agreement, and the Exhibits and Disclosure Schedule attached hereto shall survive the Closing and remain in full force and effect for eighteen (18) months commencing on the Closing Date.

Section 8.02 Indemnification.

(a) Seller and each Unitholder, jointly and severally agrees to indemnify, defend and hold harmless Buyer, its Affiliates and, if applicable, their respective directors, managers, officers, shareholders, members, partners, employees, attorneys, accountants, agents and representatives and their heirs, successors and assigns from and against any and all Adverse Consequences based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty or covenant of Seller or any Unitholder contained in this Agreement, (ii) any Adverse Consequences Buyer shall suffer under Section 6.07 hereof and (iii) any Adverse Consequences Buyer shall suffer from, or any Third Party Claim, arising out of or in connection with, the Business, the Acquired Assets or the Assumed Liabilities prior to the Closing Date.

(b) Buyer agrees to indemnify, defend and hold harmless Seller and each Unitholder, its Affiliates and, if applicable, their respective directors, managers, officers, unitholders, members, partners, employees, attorneys, accountants, agents and representatives and their heirs, successors and assigns from and against any and all Adverse Consequences based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty or covenant of Buyer or Parent contained in this Agreement, and (ii) any Adverse Consequences Seller shall suffer from, or any Third Party Claim, arising out of or in connection with, the Business, the Acquired Assets or the Assumed Liabilities after the Closing Date.

(c) The obligations to indemnify and hold harmless pursuant to paragraphs (a) and (b) of this Section 8.02 shall survive the consummation of the transactions contemplated hereby for the period set forth in Section 8.01, except for claims for indemnification asserted prior to the end of such period, which claims shall survive until final resolution thereof.

(d) Each of Buyer and Seller agree that any legal fees and expenses that result from a meritorious claim made under this Article 8 that is not a Third Party Claim shall be paid by the Indemnifying Party.

Section 8.03 Matters Involving Third Parties.

(a) If any Party entitled to be indemnified pursuant to Section 8.02 (an “Indemnified Party”) receives notice of the assertion of any claim in respect of Adverse Consequences (a “Third Party Claim”), such Indemnified Party shall give the party who may become obligated to provide indemnification hereunder (the “Indemnifying Party”) written notice describing such claim or fact in reasonable detail (the “Notice of Claim”) promptly (and in any event within ten (10) Business Days after receiving any written notice from a third party). The failure by the Indemnified Party to timely provide a Notice of Claim to the Indemnifying Party shall not relieve the Indemnifying Party of any liability, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to provide timely notice hereunder.

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(b) In the event any Indemnifying Party notifies the Indemnified Party within ten (10) Business Days after the Indemnified Party has provided a Notice of Claim that the Indemnifying Party is assuming the defense thereof: (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice, subject to the consent of the Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest); (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party; and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.

(c) In the event the Indemnifying Party does not notify the Indemnified Party within ten (10) Business Days after the Indemnified Party provides the Indemnifying Party with a Notice of Claim that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party shall have the right, subject to the provisions of this Article, to undertake the defense, compromise or settlement of such claim for the account of the Indemnifying Party. Unless and until the Indemnifying Party assumes the defense of any claim, the Indemnifying Party shall advance to the Indemnified Party any of its reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any such action or proceeding. Each Indemnified Party shall agree in writing prior to any such advance that, in the event it receives any such advance, such Indemnified Party shall reimburse the Indemnifying Party for such fees, costs and expenses to the extent that it shall be determined that it was not entitled to indemnification under this Article 8.

(d) In the event that the Indemnifying Party undertakes the defense of any claim, the Indemnifying Party will keep the Indemnified Party advised as to all material developments in connection with such claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.

ARTICLE 9

EMPLOYEES OF THE BUSINESS

Section 9.01Communications with Employees. Seller and Buyer agree to cooperate regarding announcing Buyer’s proposed acquisition of the Business to the Employees. Thereafter, Buyer shall be permitted to meet with the Employees at times mutually convenient to Buyer and Seller to discuss employment with Buyer.

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Section 9.02 No Obligations to Employees. Except as provided in this Agreement, Seller shall be solely responsible for all obligations it may have with respect to all Employees of Seller, and Buyer shall not assume Seller’s obligations with respect to Seller’s Employees. Subject to any express requirements in this Article 9, Buyer reserves the right following the Closing to establish any employment policies, practices, procedures, benefits, wages, or other remuneration or to change the same, at its sole discretion.

Section 9.03 Commission Payments Owed By Seller. Buyer shall not be responsible for any outstanding commission payments due to Employees for the period prior to the Closing Date and/or other sales made by the Employees on or prior to the Closing Date. Seller and the Unitholders represent and agree that the payment of such commissions is an obligation of Seller. Seller and the Unitholders further represent that it shall, on the Closing Date, pay Employees any and all outstanding commission amounts due.

ARTICLE 10

MISCELLANEOUS.

Section 10.01 Press Releases and Public Announcements. Commencing on the Closing Date, Buyer may issue any press release or make any public announcement relating to the subject matter of this Agreement. Seller and the Unitholders are precluded at all times from issuing any press release or making any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer.

Section 10.02 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Indemnified Parties and their respective successors and permitted assigns.

Section 10.03 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

Section 10.04 Termination and Abandonment of this Agreement. This Agreement may be terminated or abandoned at any time prior to the Closing.

(a) by mutual written consent of Buyer and Seller; or

(b) by Buyer or Seller if the closing shall not have occurred on or before sixty (60) days from the date of this Agreements, unless such term has been extended by the mutual written consent of Buyer and Seller, provided, however, that if any party has breached or defaulted with respect to its obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this Section 10.04(b), and the other party to this Agreement may at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder;

(c) by Buyer in the event that Seller has breached any representation, warranty, covenant or agreement contained in this Agreement, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of five days after notice of breach.

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In the event of termination of this Agreement by either or both of the parties pursuant to this Section 10.04, written notices thereof shall be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and of no further force and effect.

Section 10.05 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Section 10.06 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 10.07 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.08 Notices. Any notice or other communications hereunder must be in writing and shall be deemed to have been duly given and received on the day on which it is served by personal delivery upon the party for whom it is intended, on the third Business Day after it is mailed by registered or certified mail, return receipt requested, on the Business Day after it is delivered to a national courier service addressed to the party for whom it is intended, or on the Business Day on which it is sent by telecopier; provided, that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

To Buyer:

Wild Creations, Inc.

1559 East 38th Street

Brooklyn, New York 11234

Telephone: (835) 639-9453

Attention: Justin Jarman

With copies to:

Lucosky Brookman, LLP

33 Wood Avenue South, 6th Floor

Iselin, New Jersey 08830

Telephone: (732) 395-4400

Attention: Joseph M. Lucosky, Esq.

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To Parent:

Wild Craze, Inc.

1559 East 38th Street

Brooklyn, New York 11234

Telephone: (835) 639-9453

Attention: Justin Jarman

With copies to:

Lucosky Brookman, LLP

33 Wood Avenue South, 6th Floor

Iselin, New Jersey 08830

Telephone: (732) 395-4400

Attention: Joseph M. Lucosky, Esq.

To Seller:

Flipoutz, LLC

1560 Pine Island Road, Suite F

Myrtle Beach, South Carolina 29577

Telephone: (843) 448-8880

Attention: Peter Gasca/Rhett Power

To the Unitholders:

Peter Gasca and Rhett Power

1560 Pine Island Road, Suite F

Myrtle Beach, South Carolina 29577

Telephone: (843) 448-8880

Emily Johnson and Robin Johnson

712 Bridlepath Trail

Davidson, North Carolina 28036

Telephone: (704) 655-0980

Section 10.09Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

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(b) Any judicial proceeding brought with respect to this Agreement must be brought in the United States District Court for the Southern District of New York or any court of competent jurisdiction in the State of New York located in the city of New York, and, each Party: (i) accepts unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and agrees to be bound by any final, non-appealable judgment rendered thereby in connection with this Agreement; and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said Courts or the State of New York other than for such purpose.

Section 10.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 10.12 Expenses. Each of Seller, the Unitholders and Buyer will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 10.13 Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Personal pronouns, when used in this Agreement, whether in the masculine, feminine or neuter gender, shall include all other genders, and the singular, shall include the plural, and vice versa.

Section 10.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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Section 10.15 No Breach of Fiduciary Duty Required. Nothing in this Agreement shall require, or be construed to require, Seller or the Unitholders to take any action or omit to take any action that would be a breach of its fiduciary duties under any agreement to which it is a party or under Applicable Law or which would otherwise be contrary to applicable law. Without limiting the generality of the foregoing, nothing herein shall require Seller or the Unitholders to exercise its discretion to provide any consent or other authorization on behalf of any other Person for which it acts in a fiduciary capacity if such consent or authorization is within its discretion in such fiduciary capacity. The Parties shall cooperate in good faith to avoid any such breach of fiduciary duties or applicable laws while preserving the overall economic terms of this Agreement and the benefits intended to be provided to the respective Parties hereunder.

[-Signature Page to Asset Purchase Agreement Follows-]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

FLIPOUTZ, LLC

By:	/s/ Peter Gasca
Peter Gasca
Chief Executive Officer

WILD CRAZE, INC.

By:	/s/ Justin Jarman
Justin Jarman
Chief Executive Officer

WILD CREATIONS, INC.

By:	/s/ Justin Jarman
Justin Jarman
Chief Executive Officer

UNITHOLDERS

By:	/s/ Rhett Power
Rhett Power

By:	/s/ Peter Gasca
Peter Gasca

By:	/s/ Emily Johnson
Emily Johnson

By:	/s/ Robin Johnson
Robin Johnson

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EXHIBIT A

Client Lists

EXHIBIT B

Vendor Lists

EXHIBIT C

Purchase Price Share Issuance

Name	Number of Shares of Wild Craze, Inc. Common Stock
Peter Gasca	250,000
Rhett Power	250,000
Robin Johnson	250,000
Emily Johnson	250,000

EXHIBIT D

Milestone Shares Issuance

Name	Number of Shares
Peter Gasca	100,000
Rhett Power	100,000
Emily Johnson	400,000
Robin Johnson	400,000

EXHIBIT E

Form of Bill of Sale

(See attached)

BILL OF SALE

This Bill of Sale (this “Bill of Sale”) is made in relation to that certain Asset Purchase Agreement, dated as of November 7, 2012 (the “Asset Purchase Agreement”), by and among FLIPOUTZ, LLC, a Delaware limited liability company, WILD CRAZE, INC., a Nevada corporation (“Parent”), WILD CREATIONS, INC., a Nevada corporation and wholly-owned subsidiary of Parent (“Buyer”), and EMILY JOHNSON, ROBIN JOHNSON, RHETT POWER and PETER GASCA, as unitholders (each individually, a “Unitholder” and collectively, the “Unitholders”), who own all of the issued and outstanding membership units of Seller. Buyer, Seller, Parent and the Unitholders are sometimes each referred to separately as a “Party” and collectively herein as the “Parties.”

(k) In consideration of the payment described in Section 2.03 of the Asset Purchase Agreement and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Seller hereby assigns, transfers, conveys and delivers, or causes to be assigned, transferred, conveyed and delivered to Buyer, its successors and assigns, forever the Seller’s whole rights, title to, and interest in and to the Acquired Assets, as defined in Article I of the Asset Purchase Agreement.

(l) Nothing in this Bill of Sale, express or implied, is intended or shall be construed to confer upon, or give to, any person, corporation or other entity, other than the parties to this Bill of Sale, any rights, remedies, obligations or liabilities.

(m) This Bill of Sale shall bind and inure to the Parties and their respective successors and assigns.

(n) The Seller and the Unitholders covenant with the Buyer and its assigns that the Seller has the power to transfer in manner aforesaid the Acquired Assets free and clear of all encumbrances, liens, mortgages and other attachments prior to delivery to the Buyer, and Seller and the Unitholders will warrant and defend the title thereto against all other claims whatsoever.

[ signature page follows ]

IN WITNESS WHEREOF, the Seller and Unitholders have duly executed this Bill of Sale as of February 25, 2013.

FLIPOUTZ, LLC

By:
Peter Gasca
Chief Executive Officer

UNITHOLDERS

By:
Rhett Power

By:
Peter Gasca

By:
Emily Johnson

By:
Robin Johnson

EXHIBIT F

Form of Lockup Agreements

(See Attached)

LOCKUP AGREEMENT

This AGREEMENT (the “Agreement”) is effective as of November 7, 2012, by ___________ (the “Holder”), maintaining an address at ________________________, in connection with its ownership of shares of Wild Craze, Inc., a Nevada corporation (the “Company”).Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in that certain Asset Purchase Agreement by and among Flipoutz, LLC, as seller (the “Seller”), the Company, Wild Craze, Inc., as buyer (the “Buyer”), and the Holder, ____________, ___________ and _____________, as unitholders, dated as of ___________, together with any exhibits, schedules and amendments thereto (the “Purchase Agreement”).

NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which consideration are hereby acknowledged, Holder agrees as follows:

Background

WHEREAS, Seller is engaged solely in the business of designing, manufacturing and distributing interactive fashion accessories consisting of an arm band and tradeable coins (the “Business”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase and assume from Seller, certain assets and liabilities with respect to the Business on the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, as a condition to the Purchase Agreement, Holder has agreed to refrain from selling any of the Lockup Shares (as defined herein) for a period of twenty-four (24) months (the “Restricted Period”) from the Closing Date.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Sale Restriction. Holder hereby agrees that during the Restricted Period, the Holder will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, lend, transfer or otherwise dispose of any shares or any options, warrants or other rights to purchase shares or any other security of the Company which Holder owns or has a right to acquire as of the date hereof (collectively, the “Lockup Shares”). Any subsequent issuance to and/or acquisition by Holder of shares or options or instruments convertible into shares will be subject to the provisions of this Agreement. Notwithstanding the foregoing restrictions on transfer, the Holder may, at any time and from time to time during the Restricted Period, transfer the shares (i) as bona fide gifts or transfers by will or intestacy, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the Holder, provided that any such transfer shall not involve a disposition for value, (iii) to a partnership which is the general partner of a partnership of which the Holder is a general partner, provided, that, in the case of any gift or transfer described in clauses (i), (ii) or (iii), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the undersigned. For purposes hereof, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin.

2. Ownership. During the Restricted Period, the Holder shall retain all rights of ownership in the Lockup Shares, including, without limitation, voting rights and the right to receive any dividends that may be declared in respect thereof.

3. Company and Transfer Agent. The Company is hereby authorized and required to disclose the existence of this Agreement to its transfer agent. The Company and its transfer agent are hereby authorized and required to decline to make any transfer of the common stock if such transfer would constitute a violation or breach of this Agreement and/or the Purchase Agreement.

4. Notice. All notices, communications and instructions required or desired to be given under this Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier to the following addresses:

If to the Company:

Wild Craze, Inc.

1559 East 38th Street

Brooklyn, NY 11234\

Telephone: (835) 639-9453

Attention: Justin Jarman

With copies to:

Lucosky Brookman LLP

33 Wood Avenue South, 6th Floor

Iselin, NJ 08830

Telephone: (732) 395-4400

Attn.: Joseph M. Lucosky, Esq.

If to the Holder, to the address set forth on the signature page hereto.

5. Miscellaneous.

a. At any time, and from time to time, after the signing of this Agreement, Holder will execute such additional instruments and take such action as may be reasonably requested by the Company to carry out the intent and purposes of this Agreement.

b. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties executing this Agreement and other agreements referred to herein or delivered in connection herewith agree to submit to the in person am jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Notices hereunder shall be given in the same manner as set forth in the Purchase Agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. Holder irrevocably appoints the Company its true and lawful agent for service of process upon whom all processes of law and notices may be served and given in the manner described above; and such service and notice shall be deemed valid personal service and notice upon Holder with the same force and validity as if served upon Holder.

c. The restrictions on transfer described in this Agreement are in addition to and cumulative with any other restrictions on transfer otherwise agreed to by the Holder or to which the Holder is subject to by applicable law.

d. This Agreement shall be binding upon Holder, its legal representatives, successors and assigns.

e. This Agreement may be signed and delivered by facsimile signature and delivered electronically.

f. The Company agrees not to take any action or allow any act to be taken which would be inconsistent with this Agreement.

g. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

h. This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, Holder and the Company have executed this Agreement as of the day and year first above written.

HOLDER:

Wild Craze, Inc.

By:
Name:
Title: